Filed Pursuant to Rule 424(b)(5)
Registration No. 333-299472
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated October 27, 2026
Prospectus Supplement to Prospectus dated October 15, 2026
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The Procter & Gamble Company
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The ● % notes will mature on ● , the ● % notes will mature on ● , the ● % notes will mature on ● and the ● % notes will mature on ● . References to the “notes” refer to the ● % notes, the ● % notes, the ● % notes and the ● % notes, collectively. Interest on the notes will accrue from and including ● , 2026 at the rate of ● % per annum (with respect to the ● % notes), ● % per annum (with respect to the ● % notes), ● % per annum (with respect to the ● % notes) and ● % per annum (with respect to the ● % notes), in each case, payable annually in arrears. The first interest payment date for the notes will be ● , 2027. We may redeem some or all of the notes at any time at the redemption prices described in this prospectus supplement. In addition, the notes will be redeemable if certain events occur involving United States taxation. The notes will be issued only in registered form in denominations of €100,000 and integral multiples of €1,000 in excess thereof.
See “Risk Factors” beginning on page S-4 to read about important factors you should consider before buying the notes.
Application will be made for the notes to be listed on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Initial Offering Price		Underwriting Discount		Proceeds, Before Expenses, to us
	Per Note	Total	Per Note	Total	Per Note	Total
● % Notes	● %	€ ●	● %	€ ●	● %	€ ●
● % Notes	● %	€ ●	● %	€ ●	● %	€ ●
● % Notes	● %	€ ●	● %	€ ●	● %	€ ●
● % Notes	● %	€ ●	● %	€ ●	● %	€ ●
Total		€ ●		€ ●		€ ●
The initial offering prices set forth above do not include accrued interest, if any. Interest on the notes of each series will accrue from and including     ●     , 2026 and must be paid by the purchasers if the notes are delivered after     ●     , 2026.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of Clearstream Banking, société anonyme, and Euroclear Bank SA/NV as operator of the Euroclear System, on or about     ●     , 2026.

Joint Book-Running Managers

Citigroup	Deutsche Bank	Goldman Sachs & Co. LLC	HSBC	Morgan Stanley
Prospectus Supplement dated     ●     , 2026

TABLE OF CONTENTS
Prospectus Supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
PROHIBITION OF SALES TO EUROPEAN ECONOMIC AREA (“EEA”) RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive (EU) 2014/65 (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
MIFID II PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
PROHIBITION OF SALES TO UNITED KINGDOM (“UK”) RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or both) of: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) not a qualified investor, as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.
UK MIFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law of the UK by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “UK distributor”) should take into consideration the manufacturers’ target market assessment; however, a UK distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.
It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Incorporation of Certain Information by Reference” in this prospectus supplement.
No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or the accompanying prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.
The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe to or purchase, any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”
Unless otherwise specified, all references in this prospectus supplement to: (a) “Procter & Gamble,” “P&G,” “the Company,” “we,” “us,” and “our” are to The Procter & Gamble Company and its subsidiaries; (b) “fiscal” followed by a specific year are to our fiscal year ended or ending June 30 of that year; (c) “U.S. dollars,” “dollars,” “U.S. $” or “$” are to the currency of the United States of America; and (d) “euros” or “€” are to the single currency introduced in January 1999 pursuant to the Treaty establishing the European Community, as amended.
In connection with this issue and distribution of the notes, Morgan Stanley & Co. International plc (in this capacity, the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) for its own account and at its discretion may, as principal and not as agent for the Company, over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. The underwriters have advised us that any stabilization action or over-allotment shall be conducted in accordance with all applicable laws and rules.

THE COMPANY
The Procter & Gamble Company is a world-leading multinational consumer goods company focused on providing trusted, branded products of superior quality, performance and value to improve the lives of consumers around the world - now and for generations to come. Our products are sold in about 180 countries and territories throughout the world. The Company was incorporated in Ohio in 1905, having first been established as a New Jersey corporation in 1890, and was built from a business founded in Cincinnati in 1837 by William Procter and James Gamble. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is +1 (513) 983-1100.
In the United States, as of June 30, 2026, we owned and operated 24 manufacturing sites located in 18 different states. In addition, we owned and operated 72 manufacturing sites in 31 other countries. Many of the domestic and international sites manufacture products for multiple businesses.

RISK FACTORS
We discuss our expectations regarding future performance, events and outcomes, such as our business outlook and objectives in this document, as well as in our quarterly and annual reports, current reports on Form 8-K, press releases and other written and oral communications. All statements, except for historical and present factual information, are “forward-looking statements” and are based on financial data and business plans available only as of the time the statements are made, which may become outdated or incomplete. We assume no obligation to update any forward-looking statements as a result of new information, future events or other factors, except to the extent required by law. Forward-looking statements are inherently uncertain, and investors must recognize that events could significantly differ from our expectations.
The following discussion of “risk factors” identifies significant factors that may adversely affect our business, operations, financial position or future financial performance. This information should be read in conjunction with Management’s Discussion and Analysis and the consolidated financial statements and related notes included in our quarterly and annual reports and current reports on Form 8-K which are incorporated by reference into this document. The following discussion of risks is not all inclusive but is designed to highlight what we believe are important factors to consider when evaluating our expectations. These and other factors could cause our future results to differ from those in the forward-looking statements and from historical trends, perhaps materially.
MACROECONOMIC CONDITIONS AND RELATED FINANCIAL RISKS
Our business is subject to numerous risks as a result of having significant operations and sales in international markets, including foreign currency fluctuations, currency exchange or pricing controls.
We are a global company, with operations in approximately 65 countries and products sold in about 180 countries and territories around the world. We hold assets, incur liabilities, generate sales and pay expenses in a variety of currencies other than the U.S. dollar, and our operations outside the U.S. generate more than 50% of our annual net sales. Fluctuations in exchange rates for foreign currencies have and could reduce the U.S. dollar value of sales, earnings and cash flows we receive from non-U.S. markets, increase our supply costs (as measured in U.S. dollars) in those markets, negatively impact our competitiveness in those markets or otherwise adversely impact our business results or financial condition.
We have a significant amount of debt, including floating rate and foreign currency debt and derivatives, as part of our capital markets activities. As we refinance debt or renew derivatives, we are exposed to movement in global interest rates and rate differentials. The maturity cash outflows of foreign currency debt and derivative instruments could be adversely impacted by significant appreciation of foreign currency exchange rates (particularly the Euro), which could impact our overall cash flows and interest expense. Moreover, discriminatory or conflicting fiscal or trade policies in different countries, including changes to tariffs and existing trade policies and agreements, have and could adversely affect our results. See also the Results of Operations and Cash Flow, Financial Condition and Liquidity sections of Management’s Discussion and Analysis and the consolidated financial statements and related notes included in our quarterly and annual reports, which are incorporated by reference into this document.
We also have businesses and maintain local currency cash balances in a number of countries with currency exchange, import authorization, pricing or other controls or restrictions. Our results of operations, financial condition and cash flows could be adversely impacted if we are unable to successfully manage such controls and restrictions, continue existing business operations and repatriate earnings from overseas, or if new or increased tariffs, quotas, exchange or price controls, trade barriers or similar restrictions are imposed on our business.

Uncertain economic or social conditions may adversely impact demand for our products or cause our customers and other business partners to suffer financial hardship, which could adversely impact our business.
Our business could be negatively impacted by reduced demand for our products related to one or more significant local, regional or global economic or social disruptions. These disruptions have included and may include: a slow-down, recession or inflationary pressures in the general economy; reduced market growth rates; tighter credit markets for our suppliers, vendors or customers; a significant shift in government policies; significant social unrest; the deterioration of economic relations between countries or regions; potential negative consumer sentiment toward non-local products or sources; or the inability to conduct day-to-day transactions through our financial intermediaries to pay funds to or collect funds from our customers, vendors and suppliers. Additionally, these and other economic conditions may cause our suppliers, distributors, contractors or other third-party partners to suffer financial or operational difficulties that they cannot overcome, resulting in their inability to provide us with the materials and services we need, in which case our business and results of operations could be adversely affected. Customers may also suffer financial hardships due to economic conditions such that their accounts become uncollectible or are subject to longer collection cycles. In addition, if we are unable to generate sufficient sales, income and cash flow, it could affect the Company’s ability to achieve expected share repurchase and dividend payments.
Changing political and geopolitical conditions could adversely impact our business and financial results.
Changes in the political conditions in markets in which we manufacture, sell or distribute our products, as well as changing geopolitical conditions, may be difficult to predict and may adversely affect our business and financial results. Results of elections, referendums, sanctions or other political processes and pressures in certain markets in which our products are manufactured, sold or distributed have created and could create uncertainty regarding how existing governmental policies, laws and regulations may change, including with respect to sanctions, taxes, tariffs, import and export controls and the general movement of goods, materials, services, capital, data and people between countries. The potential implications of such uncertainty, which include, among others, exchange rate fluctuations, variability and unpredictability in trade relations, new or increased tariffs, trade barriers and market contraction, could adversely affect the Company’s results of operations and cash flows.
The Company operates a global business with sales, manufacturing, distribution and research and development organizations globally that contribute to our overall growth. If geopolitical tensions and trade controls continue to increase or disrupt our business in markets where we have significant sales or operations, including disruptions due to governmental responses to such conflicts (such as the imposition of sanctions, export controls, retaliatory tariffs, restrictions on cross-border data transfers, increased business licensing requirements or limitations on profits), such disruptions could adversely impact our business, financial condition, results of operations and cash flows.
Our business, operations or employees have been and could continue to be adversely affected (including by the need to de-consolidate or even exit certain businesses in particular countries) by geopolitical conflicts, political volatility, trade controls, labor market disruptions, epidemics or other crises or vulnerabilities in individual countries or regions. This could include political instability, upheaval or acts of war and the related responses of governments or other entities (including, but not limited to, boycotts in certain regions), broad economic instability or sovereign risk related to a default by or deterioration in the creditworthiness of local governments, particularly in emerging markets.
For example, the ongoing war between Russia and Ukraine has negatively impacted, and the situation it generates may continue to negatively impact, our operations. Future impacts to the Company are difficult to predict due to the high level of uncertainty as to how the overall situation will continue to evolve. We may reduce further or discontinue our operations in Russia due to significant and cumulative sanctions and export controls and counter-sanctions, monetary, currency or payment controls, restrictions on data transfers or access to financial institutions and services, supply and transportation challenges or other circumstances and considerations. In addition to operational disruptions, these factors could result in loss of assets or impairments of our manufacturing plants and fixed assets or write-downs of other operating assets and working capital.
The conflict in the Middle East could also adversely impact our financial results and operations due to, for example, volatility in global energy markets, supply chain disruptions, inflationary pressures or trade restrictions.
More broadly, there could be additional negative impacts to our net sales, earnings and cash flows should these situations worsen or other geopolitical conflicts arise, including, among other potential impacts, economic recessions in certain neighboring countries or globally due to inflationary pressures, energy and supply chain cost increases or the geographic proximity of the conflicts relative to the rest of other markets.
Changes in geopolitical conditions could also amplify or affect the other risk factors set forth in this Risk Factors section, including, but not limited to, foreign exchange volatility, disruptions to the financial and credit markets, energy supply and supply chain disruptions, increased risks of an information security or operational technology incident, cost fluctuations and commodity cost increases and increased costs to ensure compliance with global and local laws and regulations.
Disruptions in credit markets or to our banking partners or changes to our credit ratings may reduce our access to credit or overall liquidity.
A disruption in the credit markets or a downgrade of our current credit rating could increase our future borrowing costs and impair our ability to access capital and credit markets on terms commercially acceptable to us, which could adversely affect our liquidity and capital resources or significantly increase our cost of capital. In addition, we rely on top-tier banking partners in key markets around the world, who themselves face economic, societal, reputational, political and other risks, for access to credit and to facilitate collection, payment and supply chain finance programs. A disruption to one or more of these top-tier partners could impact our ability to draw on existing credit facilities or otherwise adversely affect our cash flows or the cash flows of our customers and vendors.
BUSINESS OPERATIONS RISKS
Our business results depend on our ability to manage disruptions in our global supply chain.
Our ability to meet our customers’ needs and achieve cost targets depends on our ability to maintain key manufacturing and supply arrangements, including execution of supply chain optimizations and certain sole supplier or sole manufacturing plant arrangements. The loss or disruption of such manufacturing and supply arrangements, including for issues such as labor disputes or controversies, loss or impairment of key manufacturing sites, discontinuity or disruptions in our internal information and data systems or those of our suppliers, cybersecurity incidents including but not limited to ransomware attacks, misuse of artificial intelligence (AI) and machine learning technologies, inability to procure sufficient raw or input materials (including water, recycled materials and materials that meet our labor standards), significant changes in trade policy, natural disasters, increasing severity or frequency of extreme weather events due to climate change or otherwise, acts of war or terrorism, disease outbreaks (including epidemics, pandemics or similar widespread public health concerns) or other external factors over which we have no control, have at times interrupted and could interrupt product supply and, if not effectively managed and remedied, have an adverse impact on our business, financial condition, results of operations or cash flows.

Our businesses face cost fluctuations and pressures that could affect our results.
Our costs are subject to fluctuations, particularly due to changes in the prices of commodities (including certain petroleum-derived materials like resins and paper-based materials like pulp), raw and packaging materials and the costs of labor, tariffs, transportation (including trucks and containers), energy, pensions and healthcare. Inflation pressures sometimes result in increases in these input costs. Therefore, our business results depend, in part, on our continued ability to manage these fluctuations through pricing actions, cost saving projects and sourcing decisions, while maintaining and improving margins and market share. Failure to manage these fluctuations and to anticipate consumer reaction to our management of these fluctuations could adversely impact our results of operations or cash flows.
The ability to achieve our business objectives depends on how well we can compete with our local and global competitors in new and existing markets and channels.
The consumer products industry is highly competitive. Across all of our categories, we compete against a wide variety, and increasing number, of global and local competitors. In addition, evolving sales channels and business models may continue to affect customer and consumer preferences as well as market dynamics, which, for example, may be seen in the growing consumer preference for shopping online, growth in digital tools, fragmentation of media, ease of competitive entry into certain categories and growth in hard discounter channels. Failure to anticipate and successfully respond to competitive factors, retail and consumer trends, new and growing sales channels and new business models, particularly digital commerce, at the pace in which they are evolving could adversely affect our business results and operations.
A significant change in customer relationships or in customer demand for our products could have a significant impact on our business.
We sell most of our products via retail customers, which include mass merchandisers, digital commerce (including social commerce) channels, grocery stores, membership club stores, drug stores, department stores, distributors, wholesalers, specialty beauty stores (including airport duty-free stores), high-frequency stores, pharmacies, electronics stores and professional channels. Our success depends on our ability to successfully manage relationships with our retail customers, which includes our ability to offer trade terms that are mutually acceptable and are aligned with our pricing and profitability targets in an environment of changing customer practices driven by digital tools and investment in media platforms. In addition, continued concentration among our retail customers, an increase in buying alliances or other changes in the negotiation strategies of our customers could create significant cost and margin pressure on our business or business disruptions. If we cannot reach agreement with a key customer on trade terms and principles, our business performance could suffer. Our business could also be negatively impacted if a key customer were to significantly reduce the inventory level of or shelf space allocated to our products as a result of increased offerings of other branded manufacturers, private label brands and generic non-branded products or for other reasons, significantly tighten product delivery windows or experience a significant business disruption.
If the reputation of the Company or one or more of our brands erodes significantly, it could have a material impact on our financial results.
The Company’s reputation, and the reputation of our brands, form the foundation of our relationships with key stakeholders and other constituencies, including consumers, customers and suppliers. The quality and safety of our products are critical to our business. Many of our brands have worldwide recognition and our financial success directly depends on the success of our brands. The success of our brands can suffer if our marketing plans or product initiatives do not have the desired impact on a brand’s image or its ability to attract consumers. Our results of operations or cash flows could also be negatively impacted if the Company or one of our brands suffers substantial harm to its reputation due to a significant product recall, product-related litigation, defects or impurities in our products, product misuse, changing consumer perceptions of certain ingredients, negative perceptions of packaging (such as plastics and other petroleum-based materials), lack of recyclability or other environmental attributes, concerns about actual or alleged labor, equality and inclusion or social practices, cyber incidents, privacy failures or data losses, implementation or deployment of a controversial technology, negative views of ongoing operations in certain countries, allegations of product tampering, negative perceptions of or controversies related to employees or the distribution and sale of counterfeit products. Additionally, negative or inaccurate postings or comments on social media or networking websites about the Company or one of its brands could generate adverse publicity that could damage the reputation of our brands or the Company. If we are unable to effectively manage real or perceived issues, including concerns about safety, quality, ingredients, efficacy, environmental or social impacts or similar matters, sentiments toward the Company or our products could be negatively impacted, and our results of operations or cash flows could suffer. Our Company also devotes time and resources to citizenship efforts that are consistent with our corporate values and are designed to strengthen our business and protect and preserve our reputation, including programs driving ethics and corporate responsibility, strong communities, equality and inclusion and environmental sustainability. While the Company has many programs and initiatives to further these citizenship efforts, we are impacted in part by the actions and efforts of third parties including local and other governmental authorities, suppliers, vendors and customers. Consumer or broader stakeholder perceptions of these programs and initiatives widely vary and could adversely affect our business. If these programs are changed, not fully achieved or suffer negative publicity, the Company’s reputation and results of operations or cash flows could be adversely impacted.
We rely on third parties in many aspects of our business, which creates additional risk.
Due to the scale and scope of our business, we must rely on relationships with third parties, including our suppliers, contract manufacturers, distributors, contractors, commercial banks, joint venture partners and external business partners, for certain functions. If we are unable to effectively manage our third-party relationships and the agreements under which our third-party partners operate, our results of operations and cash flows could be adversely impacted. Failure of these third parties to meet their obligations to the Company, including the transparency and accuracy of the disclosures of ingredients in materials or processes, proper security of Company data and personal data, and the provision of information to timely address operational disruptions or cyber incidents, or substantial disruptions in the relationships between the Company and these third parties could adversely impact our operations and financial results. Additionally, while we have policies and procedures for managing these relationships, they inherently involve a lesser degree of control over business operations, governance and compliance, thereby potentially increasing our financial, legal, reputational and operational risk. In some situations, the actions or inactions of third parties could be imputed to the Company or otherwise lead to inquiries, investigations, claims, proceedings or information requests by government agencies or private parties.
A significant information security or operational technology incident, including a cybersecurity incident, or the failure of one or more key information or operations technology systems, networks, hardware, processes and/or associated sites involving the Company or one of its service providers could have a material adverse impact on our business or reputation.
We rely extensively on information and operational technology (IT/OT) systems, networks and services, including internet and intranet sites, data hosting and processing facilities and technologies, physical security systems and other hardware, AI, software and technical applications and platforms. Many of these are managed, hosted, provided and/or used by third parties or their vendors. The various uses of these IT/OT systems, networks and services include, but are not limited to, ordering and managing materials from suppliers; converting materials to finished products; shipping, marketing and selling products; collecting, transferring, storing and/or processing customer, consumer, employee, vendor, investor and other stakeholder information and personal data; summarizing and reporting results of operations, including financial reporting; managing our banking and other cash liquidity systems and platforms; hosting, processing and sharing, as appropriate, confidential and proprietary research, trade secrets, business plans and financial information; collaborating via an online and efficient means of global business communications; complying with regulatory, legal and tax requirements; providing data security; and handling other processes necessary to manage our business.

Increasing and evolving information security threats, including advanced persistent cybersecurity threats and the use of AI to autonomously find and exploit weaknesses, obtain information, craft social engineering content and execute large-scale attacks with increased speed and minimal human effort, pose a risk to the security of our services, systems, networks and supply chain, as well as the confidentiality, availability and integrity of our data and of our critical business operations. In addition, because the techniques, tools and tactics used in cyber-attacks frequently change, continue to advance in sophistication and may be difficult to detect for periods of time, we and our third-party providers may face difficulties in anticipating and implementing adequate preventative measures, quickly evaluating the full impact of an attack or fully containing and mitigating harms after such an attack.
Our IT/OT databases and systems and our third-party providers’ databases and systems have been, and will likely continue to be, subject to advanced computer viruses or other malicious codes, ransomware, unauthorized access attempts, denial of service attacks, phishing (including the use of adversarial AI techniques), social engineering, credential stuffing, automated vulnerability discovery, data encryption or exfiltration, deep fakes, hacking, supply chain software compromise and other cyber-attacks. Such attacks may originate from outside parties, hackers, criminal organizations or other threat actors, including nation states. In addition, operational errors and insider actors - malicious or otherwise - could cause technical disruptions and/or data incidents. We cannot guarantee that our security efforts or the security efforts of our third-party providers will prevent material breaches, operational outages or other breakdowns to our or our third-party providers’ IT/OT databases or systems.
A breach of our data security systems or digital customer products, such as connected devices, or failure of our IT/OT databases and systems and those of our third-parties may have a material adverse impact on our business operations and financial results. If the IT/OT systems, networks or service providers we rely upon fail to function properly or cause operational outages or aberrations, or if we or one of our third-party providers suffer significant unavailability of key operations, or inadvertent disclosure of, lack of integrity of, or loss of our sensitive business or stakeholder information, including personal information, due to any number of causes, including catastrophic events, natural disasters, power outages, computer and telecommunications failures, improper data handling, viruses, phishing attempts, cyber-attacks, malware and ransomware attacks, security incidents, misuse or malicious use of AI or employee error or malfeasance, and our business continuity plans do not effectively address these failures on a timely basis, we may suffer interruptions in our ability to manage operations and be exposed to reputational, competitive, operational, financial and business harm as well as litigation and regulatory action. If our critical IT systems or back-up systems or those of our third-party vendors are damaged or cease to function properly, we may have to make a significant investment to repair or replace them.
In addition, if a ransomware attack, other cybersecurity incident or operational disruption occurs, either internally or at our third-party providers, we could be prevented from accessing our data or systems, which may cause interruptions or delays in our business operations, cause us to incur remediation costs, subject us to demands to pay a ransom or damage our reputation. In addition, such events could result in unauthorized disclosure or loss of confidential information or stakeholder information, including personal data from customers, consumers, employees, vendors, investors and other stakeholders, and we may suffer financial and reputational damage as a result. Additionally, we could be exposed to potential liability, litigation, governmental inquiries, reporting requirements, investigations or regulatory enforcement actions; and we could be subject to payment of fines or other penalties, legal claims by our suppliers, customers or employees and significant remediation costs.
Periodically, we and/or our suppliers also upgrade IT/OT systems or adopt new technologies, including but not limited to AI, in our operations. These technologies may have limitations, including biases, errors, insufficient or erroneous data. If a new system or technology does not function properly, provides flawed or inaccurate outputs or exposes us to increased cybersecurity incidents and failures, it could result in litigation or regulatory enforcement, affect our ability to order materials, make and ship orders and process payments as well as cause other operational and information integrity and loss issues. The costs and operational consequences of responding to the above items and implementing remediation measures could be significant and could adversely impact our results of operations and cash flows and generate negative publicity affecting Company reputation and relationships among consumers, customers and other business partners.
BUSINESS STRATEGY & ORGANIZATIONAL RISKS
Our ability to meet our growth targets depends on successful product, marketing and operations innovation and successful responses to competitive innovation, evolving digital marketing and selling platforms and changing consumer habits.
We are a consumer products company that relies on continued global demand for our brands and products, and consumer expectations and purchasing habits are evolving at an accelerating pace. Achieving our business results depends, in part, on successfully developing, introducing and marketing new products and on making significant improvements to our equipment and manufacturing processes. The success of such innovation depends on our ability to correctly anticipate customer and consumer acceptance and trends at the pace at which they are evolving, to obtain, maintain and enforce necessary intellectual property protections and to avoid infringing upon the intellectual property rights of others and to continue to deliver efficient and effective marketing across evolving and more fragmented media and mobile platforms with dynamic and increasingly more restrictive privacy requirements. We must also successfully respond to technological advances made by, and intellectual property rights granted to, competitors, customers and vendors. Failure to continually innovate, improve and respond to competitive moves, changing consumer habits and platform evolution, including the timely, responsible and effective adoption of emerging technologies such as AI, could compromise our competitive position and adversely impact our financial condition, results of operations or cash flows.
We must successfully manage ongoing acquisition, joint venture and divestiture activities.
As a company that manages a portfolio of consumer brands, our ongoing business model includes a certain level of acquisition, joint venture and divestiture activities. We must be able to successfully manage the impacts of these activities, while at the same time delivering against our business objectives. Specifically, our financial results have been and could be adversely impacted by the dilutive impacts from the loss of earnings associated with divested brands or dissolution of joint ventures. Our results of operations and cash flows have been and could be impacted by acquisitions or joint venture activities, if: 1) changes in the cash flows or other market-based assumptions cause the value of acquired assets to fall below book value, or 2) we are not able to deliver the expected cost and growth synergies associated with such acquisitions and joint ventures, including as a result of integration and collaboration challenges, which could also result in an impairment of goodwill and intangible assets.
Our business results depend on our ability to successfully manage productivity improvements and ongoing organizational change, including attracting, developing and retaining key talent as part of our overall succession planning.
Our financial projections assume certain new and ongoing productivity improvements and cost savings, including staffing adjustments and employee departures. Failure to deliver these planned productivity improvements and cost savings, while continuing to invest in business growth, could adversely impact our results of operations and cash flows. Additionally, successfully executing organizational change, management transitions at leadership levels of the Company and motivation and retention of key employees is critical to our business success. Factors that may affect our ability to attract and retain sufficient numbers of qualified employees include: employee morale; our reputation; the impacts of political, social and geopolitical polarization; competition from other employers and availability of qualified individuals. Our success depends on identifying, developing and retaining key employees to provide uninterrupted leadership and direction for our business. This includes developing and retaining organizational capabilities in key growth markets where the depth of skilled or experienced employees may be limited and competition for these resources is intense as well as continuing the development and execution of robust leadership succession plans. It also includes continuing to attract, develop and retain employees that adapt to new ways of working and new technologies in a rapidly changing environment.

LEGAL & REGULATORY RISKS
We must successfully manage compliance with current and expanding laws and regulations, as well as manage new and pending legal and regulatory matters in the U.S. and abroad.
Our business is subject to a wide variety of laws, regulations, policies and related interpretations across the countries in which we do business, including those laws and regulations involving intellectual property, product liability, product composition or formulation (including requirements related to ingredients or other substances present in products), manufacturing processes, packaging content or corporate responsibility for packaging and product disposal (including plastics and other petroleum-based materials), marketing, antitrust and competition, privacy, cybersecurity, data protection and data transfers, AI, environmental (including increasing focus on the climate, nature, water and waste impacts of consumer packaged goods companies’ operations and products), employment, healthcare, anti-bribery and anti-corruption (including interactions with health care professionals and government officials as well as corresponding internal controls and record-keeping requirements), trade (including tariffs, sanctions and export controls), tax, accounting and financial reporting or other matters. In addition, governmental and societal attention to environmental and social matters, including changing and disparate mandatory and voluntary reporting, diligence and disclosure on topics such as climate change, waste production, water usage, nature impacts, human capital, respect for human rights, labor and risk oversight, could continue to expand the nature, scope and complexity of matters that we are required to control, assess and report. These and other rapidly changing laws, regulations, policies and related interpretations as well as increased enforcement actions by various governmental and regulatory agencies, create challenges for the Company, may alter the environment in which we do business, may increase the ongoing costs and complexities of compliance including by requiring investments in technology or other compliance systems and may ultimately result in the need to cease manufacturing, sales or other business activities in certain jurisdictions, which could adversely impact our results of operations and cash flows. If we are unable to continue to meet these challenges and comply with all laws, regulations, policies and related interpretations, it could negatively impact our reputation and our business results. Additionally, we are currently, and in the future may be, subject to a number of inquiries, investigations, claims, proceedings and requests for information from governmental agencies or private parties, the adverse outcomes of which could harm our business. Failure to successfully manage these new or pending regulatory and legal matters and resolve such matters without significant liability or damage to our reputation may materially adversely impact our financial condition, results of operations and cash flows. Furthermore, if new or pending legal or regulatory matters result in fines or costs in excess of the amounts accrued to date, that may also materially impact our results of operations and financial position.
Changes in applicable tax laws and regulations and resolutions of tax disputes could negatively affect our financial results.
The Company is subject to taxation in the U.S. and numerous foreign jurisdictions. Changes in the various tax laws can and do occur. For example, in July 2025, the U.S. government enacted the One Big Beautiful Bill Act (the 2025 U.S. Tax Act). The 2025 U.S. Tax Act extended or made permanent many of the corporate tax changes arising under the Tax Cuts and Jobs Act passed in 2017 (the 2017 U.S. Tax Act). We do not anticipate the 2025 U.S. Tax Act to have a material impact to our financial condition, results of operations, cash flows or effective tax rate.
In December 2021, the Organisation for Economic Co-operation and Development (OECD) issued “Pillar Two” model rules which established a global minimum corporate tax rate of 15% for large multinational corporations. Many countries have implemented or are in the process of implementing Pillar Two legislation into their respective domestic laws. The implementation of the Pillar Two global minimum top-up tax did not have a material impact to our financial condition, results of operations, cash flows or effective tax rate for the fiscal year ended 2026. Based on current legislation and available guidance, including the January 5, 2026 Pillar Two “Side-by-Side Package”, we do not anticipate the Pillar Two global minimum top-up tax to have a material impact to our financial condition, results of operations, cash flows or effective tax rate in future years. The Company continues to assess the overall impact of potential changes as developments occur, consistent with our practice to monitor all changes in tax laws. As the Pillar Two global minimum tax and other tax laws and related regulations are revised, enacted and implemented, a material impact to our financial condition, results of operations, cash flows or effective tax rate may occur.
Furthermore, we are subject to regular review and audit by both foreign and domestic tax authorities. While we believe our tax positions will be sustained, the final outcome of tax audits and related litigation may differ materially from the tax amounts recorded in our consolidated financial statements, which could adversely impact our results of operations and cash flows.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
The following summary consolidated financial information as of September 30, 2026 and for the three month periods ended September 30, 2026 and September 30, 2025 has been derived from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. The summary consolidated information as of June 30, 2026 has been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026. The results for the interim period ended September 30, 2026 are not necessarily indicative of the results for the full fiscal year.

	Three Months Ended September 30,
	2026	2025
	(Amounts in Millions Except Per Share Amounts)
NET SALES	$23,276	$22,386
Cost of products sold	11,678	10,887
Selling, general and administrative expense	5,661	5,643
OPERATING INCOME	5,937	5,856
Interest expense	(223)	(197)
Interest income	102	108
Other non-operating income, net	207	268
EARNINGS BEFORE INCOME TAXES	6,023	6,034
Income taxes	1,267	1,253
NET EARNINGS	4,757	4,781
Less: Net earnings attributable to noncontrolling interests	26	31
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$4,731	$4,750
NET EARNINGS PER COMMON SHARE(1)
Basic	$2.00	$2.00
Diluted	$1.97	$1.95
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,407.2	2,436.8
___________________
(1)Basic net earnings per share and Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

	As of September 30, 2026	As of June 30, 2026
	(Amounts in Millions)
WORKING CAPITAL	$(12,488)	$(12,486)
TOTAL ASSETS	$133,132	$126,521
LONG-TERM DEBT	$21,897	$22,842
TOTAL SHAREHOLDERS’ EQUITY	$55,337	$54,311

CAPITALIZATION
The following table sets forth our and our subsidiaries’ consolidated capitalization at September 30, 2026.

September 30, 2026
(In Millions of Dollars Except Per Share Amounts)
Debt:
Debt due within one year (1)	$17,028
Long-term debt	21,897
Total Debt (2)	38,925
Shareholders’ Equity:
Preferred stock	747
Common stock, stated value $1 per share; 10,000,000,000 shares authorized, 2,317,783,143 outstanding	4,009
Additional paid-in capital	69,700
Reserve for Employee Stock Ownership Plan debt retirement	(555)
Accumulated other comprehensive loss	(12,652)
Treasury stock	(144,173)
Retained earnings	138,021
Noncontrolling interest	239
Total Shareholders’ Equity	55,337
Total Capitalization	$94,262
__________________
(1)Includes $6.5 billion equivalent to current portion of long-term debt due within one year. We maintain credit facilities in support of our short-term commercial paper borrowings. At September 30, 2026, our credit lines with banks amounted to $8.0 billion and were undrawn.
(2)Total debt includes $38.5 billion of The Procter & Gamble Company debt. The balance of debt is held by subsidiaries. In addition, total debt at September 30, 2026 does not include (1) € ● of notes offered hereby or (2) $4.0 billion of notes that we expect to issue on October 30, 2026. The offering of notes hereby, however, is not contingent upon the consummation of such other offering.

DESCRIPTION OF THE NOTES
The following description of the particular terms of the ● % notes, the ● % notes, the ● % notes and the ● % notes supplements the more general description of the debt securities contained in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the prospectus, the information in this section controls.
Investors should read this section together with the section entitled “Description of Debt Securities” in the accompanying prospectus. Any capitalized terms that are defined in the accompanying prospectus have the same meanings in this section unless a different definition appears in this section. References to the “notes” refer to the ● % notes, the ● % notes, the ● % notes and the ● % notes, collectively. We qualify the description of the notes by reference to the indenture as described below.
General
The ● % notes:
•will be in an aggregate initial principal amount of €     ●     , subject to our ability to issue additional ● % notes which may be of the same series as the ● % notes as described under “—Further Issues,”
•will mature on     ●     ,
•will bear interest at a rate of ● % per annum, payable annually in arrears,
•will be our senior debt, ranking equally with all of our other present and future unsecured and unsubordinated indebtedness,
•will be issued as a separate series under the indenture between us and Deutsche Bank Trust Company Americas, dated as of September 3, 2009, in registered, book-entry form only,
•will be issued in euros in denominations of €100,000 and integral multiples of €1,000 in excess thereof,
•will be repaid at par at maturity,
•will be redeemable by us at any time prior to maturity as described below under “—Optional Redemption” and in connection with certain events involving United States taxation,
•will be subject to defeasance and covenant defeasance, and
•will not be subject to any sinking fund.
The ● % notes:
•will be in an aggregate initial principal amount of €     ●     , subject to our ability to issue additional ● % notes which may be of the same series as the ● % notes as described under “—Further Issues,”
•will mature on     ●     ,
•will bear interest at a rate of ● % per annum, payable annually in arrears,
•will be our senior debt, ranking equally with all of our other present and future unsecured and unsubordinated indebtedness,

•will be issued as a separate series under the indenture between us and Deutsche Bank Trust Company Americas, dated as of September 3, 2009, in registered, book-entry form only,
•will be issued in euros in denominations of €100,000 and integral multiples of €1,000 in excess thereof,
•will be repaid at par at maturity,
•will be redeemable by us at any time prior to maturity as described below under “—Optional Redemption” and in connection with certain events involving United States taxation,
•will be subject to defeasance and covenant defeasance, and
•will not be subject to any sinking fund.
The ● % notes:
•will be in an aggregate initial principal amount of €     ●     , subject to our ability to issue additional ● % notes which may be of the same series as the ● % notes as described under “—Further Issues,”
•will mature on     ●     ,
•will bear interest at a rate of ● % per annum, payable annually in arrears,
•will be our senior debt, ranking equally with all of our other present and future unsecured and unsubordinated indebtedness,
•will be issued as a separate series under the indenture between us and Deutsche Bank Trust Company Americas, dated as of September 3, 2009, in registered, book-entry form only,
•will be issued in euros in denominations of €100,000 and integral multiples of €1,000 in excess thereof,
•will be repaid at par at maturity,
•will be redeemable by us at any time prior to maturity as described below under “—Optional Redemption” and in connection with certain events involving United States taxation,
•will be subject to defeasance and covenant defeasance, and
•will not be subject to any sinking fund.
The ● % notes:
•will be in an aggregate initial principal amount of €     ●     , subject to our ability to issue additional ● % notes which may be of the same series as the ● % notes as described under “—Further Issues,”
•will mature on     ●     ,
•will bear interest at a rate of ● % per annum, payable annually in arrears,
•will be our senior debt, ranking equally with all of our other present and future unsecured and unsubordinated indebtedness,

•will be issued as a separate series under the indenture between us and Deutsche Bank Trust Company Americas, dated as of September 3, 2009, in registered, book-entry form only,
•will be issued in euros in denominations of €100,000 and integral multiples of €1,000 in excess thereof,
•will be repaid at par at maturity,
•will be redeemable by us at any time prior to maturity as described below under “—Optional Redemption” and in connection with certain events involving United States taxation,
•will be subject to defeasance and covenant defeasance, and
•will not be subject to any sinking fund.
The indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us or our subsidiaries, and contain no financial or similar restrictions on us or our subsidiaries, except as described in the accompanying prospectus under the caption “Description of Debt Securities—Restrictive Covenants.”
Application will be made for the notes of each series to be listed on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes of any series at any time.
We have initially designated Deutsche Bank Trust Company Americas as our paying agent, registrar and transfer agent where notes may be presented for payment. We may, however, change the paying agent, registrar or transfer agent without prior notice to the holders of the notes but with prior written notice to the trustee, and we may act as paying agent, registrar or transfer agent.
Interest
We will pay interest on the ● % notes, the ● % notes, the ● % notes and the ● % notes annually in arrears on ● of each year, and on any maturity date (each, an “interest payment date”), commencing ● , 2027 and ending on any maturity date, to the persons in whose names the ● % notes, the ● % notes, the ● % notes and the ● % notes are registered at the close of business on the Business Day immediately before the next interest payment date; provided, however, that interest payable on any maturity date shall be payable to the person to whom the principal of such notes shall be payable.
Interest payable on any interest payment date or maturity date shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date is not a Business Day at the relevant place of payment, we will pay interest on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day. If the maturity date or redemption date of the notes is not a Business Day at the relevant place of payment, we will pay interest, if any, and principal and premium, if any, on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day.
Where interest is to be calculated in respect of a period which is equal to or shorter than the relevant period for which interest is to be calculated (an “Interest Period”), it will be calculated on the basis of the actual number of days in the relevant period, from and including the date from which interest begins to accrue, to, but excluding, the date on which it falls due, divided by the number of days in the Interest Period in which the relevant period falls (including the first such day but excluding the last).
“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and, for any place of payment outside of the City of New York or London, in such place of payment, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the T2 system), or any successor thereto, operates.
The term “maturity,” when used with respect to a note, means the date on which the principal of such note or an installment of principal becomes due and payable as therein provided or as provided in the indenture, whether at the stated maturity or by declaration of acceleration, call for redemption, repayment or otherwise.
Optional Redemption
We will have the option to redeem the notes of any series, in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed, plus accrued interest on the notes to be redeemed to, but excluding, the date on which the notes are to be redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of these payments of interest accrued as of the date of which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus ● basis points with respect to the ● % notes, at the applicable Comparable Government Bond Rate, plus ● basis points with respect to the ● % notes, at the applicable Comparable Government Bond Rate, plus ● basis points with respect to the ● % notes and at the applicable Comparable Government Bond Rate, plus ● basis points with respect to the ● % notes, plus accrued interest on the notes to be redeemed to, but excluding, the date on which the notes are to be redeemed.
“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by us.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
In the case of a partial redemption of any series of notes, the notes to be redeemed will be selected on a pro rata basis or by the trustee by a method the trustee deems to be fair and appropriate or, in case the notes are represented by one or more global notes, beneficial interests therein will be selected for redemption by Clearstream, Luxembourg and Euroclear in accordance with their respective applicable procedures therefor; provided that the unredeemed portion of the note shall be €100,000 in principal amount and €1,000 multiples above that amount. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender of the original note.

Notice of any redemption will be sent at least 10 days but not more than 60 days before the redemption date to each holder of notes of the applicable series to be redeemed.
The notes of each series are also subject to redemption if certain events occur involving United States taxation. See “—Tax Redemption.”
Additional Amounts
All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law (see “Certain U.S. Federal Tax Considerations” below).
In the event such withholding or deduction of Taxes is required by law, subject to the limitations described below, we will pay to the holder or beneficial owner of any note that is not a United States holder (as defined under “Certain U.S. Federal Tax Considerations—U.S. Holders” below) such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment by us or any paying agent of principal of or interest on the notes (including upon redemption), after deduction or withholding for or on account of such Taxes, will not be less than the amount provided for in such note to be then due and payable before deduction or withholding for or on account of such Taxes.
However, our obligation to pay Additional Amounts shall not apply to:
(a)any Taxes which would not have been so imposed but for:
(1)the existence of any present or former connection between such holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or being or having been present in the United States or having had a permanent establishment in the United States;
(2)the failure of such holder or beneficial owner to comply with any requirement under United States tax laws and regulations to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto); or
(3)such holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid U.S. federal income tax;
(b)any Taxes imposed by reason of the holder or beneficial owner:
(1)owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock,
(2)being a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or

(3)being a controlled foreign corporation with respect to the United States that is related to us by stock ownership;
(c)any Taxes which would not have been so imposed but for the presentation by the holder or beneficial owner of such note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment of the note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such additional amounts on presenting such note on any date during such 10-day period;
(d)any estate, inheritance, gift, sales, transfer, personal property, wealth, interest equalization or similar Taxes;
(e)any Taxes which are payable otherwise than by withholding from payment of principal of or interest on such note;
(f)any Taxes which are payable by a holder that is not the beneficial owner of the note, or a portion of the note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an additional amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;
(g)any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;
(h)any Taxes imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantively comparable) and any current or future regulations or official interpretations thereof; or
(i)any combination of items (a), (b), (c), (d), (e), (f), (g) and (h).
For purposes of this section, the acquisition, ownership, enforcement or holding of or the receipt of any payment with respect to a note will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.
Any reference in this prospectus supplement and the accompanying prospectus, in the indenture or in the notes to principal or interest shall be deemed to refer also to Additional Amounts which may be payable under the provisions of this section.
We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority therein with respect to the issuance of the notes.
Except as specifically provided in the notes, we will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority of or in the United States.
Tax Redemption
The notes of any series may be redeemed at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with interest accrued and unpaid to the date fixed for redemption, at any time, on giving not less than 10 nor more than 60 days’ notice in accordance with “Notices” below if:
(a)we have or will become obligated to pay Additional Amounts as a result of any change in or amendment to the laws, regulations or rulings of the United States or any political subdivision or any taxing authority of or in the United States affecting taxation, or any change in or amendment to an official application, interpretation, administration or enforcement of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, or
(b)any action shall have been taken by a taxing authority, or any action has been brought in a court of competent jurisdiction, in the United States or any political subdivision or taxing authority of or in the United States, including any of those actions specified in (a) above, whether or not such action was taken or brought with respect to us, or any change, clarification, amendment, application or interpretation of such laws, regulations or rulings shall be officially proposed, in any such case on or after the date of this prospectus supplement, which results in a substantial likelihood that we will be required to pay Additional Amounts on the next interest payment date.
However, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be, in the case of a redemption for the reasons specified in (a) above, or there would be a substantial likelihood that we would be, in the case of a redemption for the reasons specified in (b) above, obligated to pay such Additional Amounts if a payment in respect of the notes were then due and at the time such notification of redemption is given such circumstances remain in effect.
Prior to the publication of any notice of redemption pursuant to this section, we will deliver to the trustee:
(1)a certificate signed by one of our duly authorized officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred, and
(2)in the case of a redemption for the reasons specified in (a) or (b) above, a written opinion of independent legal counsel of recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a substantial likelihood that we will be required to pay such Additional Amounts as a result of such action or proposed change, clarification, amendment, application or interpretation, as the case may be.
Such notice, once delivered by us to the trustee, will be irrevocable.
Prescription
Under New York’s statute of limitations, any legal action to enforce our payment obligations evidenced by the notes or the coupons must be commenced within six years after the payment thereof is due; thereafter our payment obligations will generally become unenforceable.
Further Issues
We may from time to time, without notice to or the consent of the registered holders of notes of any series, create and issue further notes ranking equally with the notes of any series in all respects. Such further notes may be consolidated and form a single series with the notes of any such series and have the same terms as to status, redemption or otherwise as the other notes of such series (other than the issue date of such further notes and first payment of interest following the issue date of such further notes).

Book-Entry System
We have obtained the information in this section concerning Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank SA/NV (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream, Luxembourg and Euroclear. You may hold your interests in the global notes in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.
The distribution of the notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream, Luxembourg and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euros.
Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.
The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.
Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.
Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the record owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.
The description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream, Luxembourg
Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thus eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in a number of countries.
Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream, Luxembourg customer either directly or indirectly.
The Euroclear System
Euroclear has advised us that the Euroclear System was created in 1968 to hold securities for participants in the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.
The Euroclear System is operated by Euroclear Bank SA/NV, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation. The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the cooperative. The cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:
•transfers of securities and cash within the Euroclear System;
•withdrawal of securities and cash from the Euroclear System; and
•receipts of payments with respect to securities in the Euroclear System.
All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.
Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the notes.

The Euroclear Operator advises that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear participants credited with such interests in securities on the Euroclear Operator’s records, all Euroclear participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.
Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.
Clearance and Settlement Procedures
We understand that investors that hold their notes through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.
We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.
You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.
Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures.
Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment
The underwriters will settle the notes in immediately available funds. We will make principal and interest payments on the notes in immediately available funds or the equivalent. Secondary market trading between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity (if any) in the notes.
Certificated Notes
We will issue notes to you or your nominees, in fully certificated registered form, only if (1) we advise the trustee in writing that the depositary is no longer willing or able to discharge its responsibilities properly, and we are unable to locate a qualified successor within 90 days; (2) an Event of Default has occurred and is continuing under the indenture; or (3) we, at our option, elect to terminate the book-entry system. If any of the three above events occurs, the trustee will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.
Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.
Notices
The trustee will mail notices by first class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes, unless we reissue the notes to you or your nominees in fully certificated form.
Governing Law
The indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
The following summary describes certain U.S. federal income tax consequences and, in the case of a Non-U.S. Holder (as defined below), certain U.S. federal estate tax consequences, of purchasing, owning and disposing of notes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a beneficial owner in light of its particular investment or other circumstances. This summary applies to a beneficial owner of a note that acquires such note in this offering for a price equal to the “issue price” of the notes of the applicable series. The issue price of the notes of a series is the first price at which a substantial amount of the notes of such series is sold for money to investors, other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.
This summary addresses notes held as capital assets (generally, investment property), and does not address special U.S. federal income or estate tax rules that may be applicable to certain categories of beneficial owners of notes, such as:
•dealers in securities or currencies;
•traders in securities;
•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•persons holding the notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;
•persons subject to the alternative minimum tax;
•certain U.S. expatriates;
•financial institutions;
•insurance companies;
•controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;
•entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;
•pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of pass-through entities; and
•persons that acquire the notes for a price other than the issue price of the applicable series.
In addition, this summary addresses only U.S. federal income tax consequences and, in the case of Non-U.S. Holders, U.S. federal estate tax consequences, and does not address other U.S. federal tax consequences, including, for example, gift tax. This summary also does not address any U.S. state or local income or non-U.S. income or other tax consequences.
If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships considering purchasing notes and partners in such partnerships should consult their own tax advisors regarding the U.S. federal income and estate tax consequences of purchasing, owning and disposing of the notes.

This summary is based on U.S. federal income and estate tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in U.S. federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. We cannot provide any assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, any ruling from the IRS or opinion of counsel with respect to the tax consequences of the purchase, ownership or disposition of the notes. Before purchasing the notes, each potential investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. income and other tax consequences of purchasing, owning and disposing of the notes that may be applicable to such investor.
U.S. Holders
The following summary applies to a U.S. Holder. A “U.S. Holder” is a beneficial owner of a note that is for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity classified as a corporation for such purposes) created or organized in, or under the laws, of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or
•a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”
U.S. Holders that use an accrual method of accounting for U.S. federal income tax purposes are generally required to include certain amounts in income no later than the time such amounts are reflected on certain applicable financial statements. The application of this rule may require the accrual of income earlier than would be the case under the general U.S. federal income tax rules described below. U.S. Holders that use an accrual method of accounting for U.S. federal income tax purposes should consult with their tax advisors regarding the potential applicability of this rule to their particular situation. The remainder of this summary does not address the application of the foregoing rule.
Payments of Stated Interest
Stated interest on the notes will be included in a U.S. Holder’s gross income and taxed as ordinary interest income at the time such interest is accrued or received by the U.S. Holder in accordance with its method of accounting for U.S. federal income tax purposes.
Foreign Currency Considerations with Respect to Payments of Stated Interest
Payments of stated interest on the notes will be denominated in euro, and the amount of income required to be included by a U.S. Holder in respect of stated interest payments on the notes will depend on such U.S. Holder’s method of accounting for U.S. federal income tax purposes.
A cash basis U.S. Holder will be required to include in income the U.S. dollar value of the euro amount of interest received (including amounts received upon the disposition of a note attributable to accrued but unpaid interest), determined by translating such amount into U.S. dollars at the spot exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. A cash basis U.S. Holder generally will not recognize any foreign currency gain or loss on receipt of a euro interest payment.
An accrual basis U.S. Holder will be required to accrue interest income on a note in euro and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. Holder’s taxable year). As an alternative, a U.S. Holder may elect to accrue interest income at the spot exchange rate in effect on the last day of the accrual period (or last day of the taxable year within such accrual period if the accrual period spans more than one taxable year) or at the spot exchange rate in effect on the date the interest payment is received if such date is within five business days of the last day of the accrual period. A U.S. Holder that makes this election to accrue at the spot rate must apply the election consistently to all debt instruments held by such U.S. Holder from year to year and cannot change the election without the consent of the IRS. U.S. Holders should consult their own tax advisors as to the desirability, mechanics and collateral consequences of making this election.
Upon receipt of a euro interest payment (including amounts received upon the disposition of a note attributable to accrued but unpaid interest), an accrual basis U.S. Holder will be required to recognize foreign currency gain or loss in an amount equal to the difference, if any, between (i) the U.S. dollar value of such payment determined by translating the payment at the spot exchange rate in effect on the date such payment of interest is received (or the note is disposed of) and (ii) the U.S. dollar value of the interest income that the U.S. Holder has previously accrued with respect to such payment of interest (or accrued interest), regardless of whether the payment is actually converted into U.S. dollars on the date of receipt. Foreign currency gain or loss will be treated as ordinary income or loss, and generally U.S. source income or loss. Foreign currency gain or loss with respect to payments of interest generally will not be treated as interest income or expense.
Sale or Other Taxable Disposition of Notes
Upon the sale, redemption, retirement, exchange or other taxable disposition (each a “disposition”) of notes, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between:
•the amount realized by the U.S. Holder on the disposition (less any amount attributable to accrued but unpaid stated interest on such notes); and
•the U.S. Holder’s tax basis in such notes, which generally will be their cost.
Any amount realized on the disposition that is attributable to accrued but unpaid stated interest will be taxable to a U.S. Holder as ordinary interest income to the extent not previously included in the U.S. Holder’s gross income in the manner described above under “—Payments of Stated Interest”. A U.S. Holder’s gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder has held the notes for more than one year. Subject to limited exceptions, capital losses of a U.S. Holder cannot be used to offset ordinary income. Under current law, long-term capital gain recognized by a non-corporate U.S. Holder generally is subject to a preferential rate of U.S. federal income tax.
Foreign Currency Considerations with Respect to Disposition of Notes
If a cash basis U.S. Holder receives euro on the disposition of a note, such U.S. Holder’s amount realized generally will be the U.S. dollar value of the euro received (other than amounts received upon the disposition of a note attributable to accrued but unpaid interest), calculated at the spot exchange rate in effect on the date of the disposition. However, if the notes are traded on an established securities market, a cash basis U.S. Holder will be required to determine the U.S. dollar amount realized by translating the euro received at the spot exchange rate in effect on the settlement date of the disposition.

If an accrual basis U.S. Holder receives euro (other than amounts received upon the disposition of a note attributable to accrued but unpaid interest) on the disposition of a note, such U.S. Holder generally will determine the U.S. dollar value of the amount realized on the disposition of a note by translating that amount at the spot exchange rate in effect on the date of the disposition and generally will recognize foreign currency gain or loss equal to the difference (if any) between (i) the U.S. dollar value of the euro amount realized based on the spot exchange rate in effect on the date of the disposition and (ii) the U.S. dollar value of the euro amount realized based on the spot exchange rate in effect on the settlement date. As an alternative, if the notes are traded on an established securities market, an accrual basis U.S. Holder may elect to determine the U.S. dollar amount realized by translating the euro received (other than amounts received upon the disposition of a note attributable to accrued but unpaid interest) at the spot exchange rate in effect on the settlement date of the disposition. An accrual basis U.S. Holder that makes this election must apply such election consistently to all debt instruments held by such U.S. Holder from year to year, and the election cannot be changed without the consent of the IRS.
If a U.S. Holder pays the purchase price for a note in euro, such U.S. Holder’s tax basis in the note generally will be the U.S. dollar value of the euro purchase price on the date of purchase, calculated at the spot exchange rate in effect on such date. However, if the notes are traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the euro purchase price by translating the euro paid at the spot exchange rate in effect on the settlement date of the purchase. As described above, if an accrual basis U.S. Holder makes such an election, the election must be applied consistently to all debt instruments held by such U.S. Holder from year to year, and the election cannot be changed without the consent of the IRS. If an accrual basis U.S. Holder does not make such an election, such a holder will determine the U.S. dollar value of the euro purchase price by translating the euro amount paid at the spot exchange rate in effect on the date of the purchase.
A U.S. Holder will be required to recognize foreign currency gain or loss (if any) attributable to a change in exchange rates between the date of the purchase of a note and the date of the disposition of the note. Gain or loss attributable to a change in exchange rates will equal the difference between (1) the U.S. dollar value of the U.S. Holder’s euro purchase price for the note determined based on the spot exchange rate in effect on the date that the note is disposed of (or possibly, if the notes are traded on an established securities market, in the case of a cash basis U.S. Holder or an electing accrual basis U.S. Holder, at the spot exchange rate in effect on the settlement date of the disposition) and (2) the U.S. dollar value of the U.S. Holder’s euro purchase price for the note determined based on the spot exchange rate in effect on the date the U.S. Holder acquired the note. The realization of foreign currency gain or loss with respect to both principal and accrued interest will be limited to the amount of overall gain or loss realized on the disposition of the note. Foreign currency gain or loss will be treated as ordinary income or loss, and generally U.S. source income or loss. Foreign currency gain or loss on a disposition of notes generally will not be treated as interest income or expense.
Exchange or Purchase of Euro
A U.S. Holder’s tax basis in euro received as interest on a note will be the U.S. dollar value thereof determined at the spot exchange rate in effect on the date the U.S. Holder received the euro. A U.S. Holder’s tax basis in euro received on the disposition of a note will be the U.S. dollar value thereof determined at the spot exchange rate in effect on the date of the disposition of the note (or, in the case of a cash basis or electing accrual basis U.S. Holder, if the notes are traded on an established securities market, the settlement date).
Upon any subsequent conversion or other disposition of the euro, a U.S. Holder generally will be required to recognize foreign currency gain or loss equal to the difference (if any) between the amount of U.S. dollars that the U.S. Holder receives and the U.S. Holder’s tax basis in the euro.

Medicare Tax on Investment Income
A tax of 3.8% will be imposed on the amount of “net investment income,” in the case of an individual, or undistributed “net investment income,” in the case of an estate or trust (other than a charitable trust), which exceeds certain threshold amounts. “Net investment income” as defined for United States federal Medicare contribution purposes generally includes interest payments and gain recognized from the sale or other disposition of the notes. Qualified pension trusts, which are not subject to income taxes generally, and Non-U.S. Holders (as defined below) that are individuals will not be subject to this tax. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the notes.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply with respect to payments to a U.S. Holder of stated interest on the notes and the proceeds of a disposition of the notes.
In general, “backup withholding” may apply with respect to payments to a U.S. Holder of stated interest on the notes and the proceeds of a disposition of the notes, if the U.S. Holder fails to provide a correct taxpayer identification number or otherwise comply with the applicable requirements of the backup withholding rules and does not otherwise establish an exemption.
Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability (which may result in the U.S. Holder being entitled to a refund of U.S. federal income tax), provided that the required information is timely provided to the IRS.
Disclosure Requirements with Respect to Loss Transactions
Applicable U.S. Treasury regulations require a U.S. Holder to report certain transactions that give rise to a foreign currency loss in excess of certain thresholds. Under these U.S. Treasury regulations, a U.S. Holder that recognizes a foreign currency loss with respect to the notes would be required to report the loss on IRS Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the U.S. Treasury regulations. In addition, these U.S. Treasury regulations also require a U.S. Holder to report certain other transactions, including certain other types of loss transactions. Each U.S. Holder should consult its own tax adviser regarding the application of the reportable transaction rules to their purchase, ownership and disposition of the notes.
Non-U.S. Holders
The following summary applies to a beneficial owner of a note that is neither a U.S. Holder (as defined above) nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes (a “Non-U.S. Holder”).
U.S. Federal Withholding Tax
Subject to the discussions below regarding backup withholding and FATCA (as defined below), U.S. federal withholding tax will generally not apply to payments of stated interest on the notes to a Non-U.S. Holder under the “portfolio interest” exception of the Code, provided that:
•the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the U.S. Treasury regulations thereunder;
•the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code);

•the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and
•such stated interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
In addition, to qualify for the “portfolio interest” exception, a Non-U.S. Holder will be required to provide a signed written statement, on an IRS Form W-8BEN or W-8BEN-E (or other applicable form) which can reliably be associated with such Non-U.S. Holder, certifying under penalties of perjury that such Non-U.S. Holder is not a “United States person” within the meaning of the Code to:
•the applicable withholding agent; or
•a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Non-U.S. Holder’s notes on its behalf and that certifies to the applicable withholding agent under penalties of perjury that it, or the bank or financial institution between it and the Non-U.S. Holder, has received the signed, written statement described above from the Non-U.S. Holder and provides the applicable withholding agent with a copy of this statement.
The applicable U.S. Treasury regulations provide alternative methods for satisfying the foregoing certification requirement. In addition, under these U.S. Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.
If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest” exception described above, payments of stated interest made to such Non-U.S. Holder will be subject to 30% U.S. federal withholding tax unless such Non-U.S. Holder provides the applicable withholding agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States or (2) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.
Any gain recognized by a Non-U.S. Holder upon a disposition of a note (other than any amount representing accrued but unpaid stated interest, which is treated as described immediately above) generally will not be subject to U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA, as defined below.
U.S. Federal Income Tax
Except for the possible application of U.S. federal withholding tax discussed above, and subject to the discussions below regarding backup withholding and FATCA, as defined below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on payments of principal of and stated interest on the notes, or on any gain realized from (or accrued stated interest treated as received in connection with) the disposition of the notes unless:
•in the case of stated interest payments or disposition proceeds representing accrued stated interest, the Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest” exception described above (and the Non-U.S. Holder’s U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above);
•in the case of gain, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of the notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident alien under the Code); or
•any stated interest or gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by the Non-U.S. Holder.
If a Non-U.S. Holder is engaged in a trade or business within the United States, and stated interest or gain in respect of the notes is effectively connected with the conduct of such trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by the Non-U.S. Holder), the stated interest or gain generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. Holder (although the stated interest will be exempt from the withholding discussed in the preceding paragraphs if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to such Non-U.S. Holder under an applicable income tax treaty.
Backup Withholding and Information Reporting
Backup withholding will not apply to payments of interest made on the notes to a Non-U.S. Holder if the Non-U.S. Holder has provided to the applicable withholding agent the required certification that it is not a “United States person” within the meaning of the Code as described in “—U.S. Federal Withholding Tax” above, provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person. However, the applicable withholding agent may be required to report to the IRS and to the Non-U.S. Holder payments of stated interest on the notes and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such stated interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or agreement.
The gross proceeds from the disposition of a Non-U.S. Holder’s notes may be subject, in certain circumstances discussed below, to information reporting and backup withholding. If a Non-U.S. Holder sells its notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the Non-U.S. Holder sells its notes through a non-U.S. office of a broker that is a “United States person” (as defined in the Code) or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption. If a Non-U.S. Holder receives payment of the proceeds from a sale of its notes through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying that it is not a United States person or the Non-U.S. Holder otherwise qualifies for an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.
Each Non-U.S. Holder should consult its own tax advisor regarding application of the backup withholding rules to its particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against a Non-U.S. Holder’s U.S. federal income tax liability (which may result in such Non-U.S. Holder being entitled to a refund of U.S. federal income tax), provided that the required information is timely provided to the IRS.
U.S. Federal Estate Tax
Unless otherwise provided in an applicable estate tax or other treaty, a note held by a Non-U.S. Holder that is an individual and not a citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of his or her death generally will not be subject to the U.S. federal estate tax, unless, at the time of the Non-U.S. Holder’s death: (i) the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the U.S. Treasury regulations thereunder; or (ii) stated interest on the Non-U.S. Holder’s notes is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Prospective purchasers of the notes should consult their own tax advisors regarding the estate tax rules.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act and related U.S. Treasury guidance (commonly referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source interest (including interest paid on the notes) and (ii) the gross proceeds from the sale or other disposition of an obligation that produces U.S.-source interest (including a disposition of the notes). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds its notes will affect the determination of whether such withholding is required. Future U.S. Treasury regulations, or other guidance, may modify these requirements. Under proposed U.S. Treasury regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. We will not pay any additional amounts to U.S. Holders or Non-U.S. Holders in respect of any amounts withheld under FATCA. U.S. Holders that own their interests in a note through a foreign entity or intermediary, and Non-U.S. Holders, are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING
We and the underwriters for the offering named below have entered into an underwriting agreement and pricing agreements with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes of each series indicated in the following table.

Underwriters	Principal Amount of ● % Notes	Principal Amount of ● % Notes	Principal Amount of ● % Notes	Principal Amount of ● % Notes
Citigroup Global Markets Limited	€	€	€	€
Deutsche Bank AG, London Branch
Goldman Sachs & Co. LLC
HSBC Bank plc
Morgan Stanley & Co. International plc
Total	€	€	€	€
The underwriters are committed to take and pay for all of the notes being offered, if any are taken.
Notes sold by the underwriters to the investors will initially be offered at the initial offering prices set forth on the cover of this prospectus supplement. If all the notes of any of these series are not sold at the initial offering prices, the underwriters may change the offering prices and the other selling terms of the notes. The offering of the notes of each series by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters may make a market in the notes of each series after completion of the offering but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes of any series. If an active public trading market for the notes of any series does not develop, the market price and liquidity of the notes of such series may be adversely affected.
In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by the underwriters in the foregoing three paragraphs may stabilize, maintain or otherwise affect the market price of the notes of any series. As a result, the price of the notes of any series may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
We expect to deliver the notes offered hereby against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the ● business day following the date of pricing of the notes (such settlement cycle being referred to as “T+ ● ”). Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+ ● business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $     ●     .
To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations or otherwise in accordance with applicable U.S. securities laws and regulations.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. Deutsche Bank Trust Company Americas, the trustee under the indenture, is an affiliate of Deutsche Bank AG, London Branch.
In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with us may hedge their credit exposure to us consistent with their customary risk management policies, including by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of our securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in our securities and instruments.
Sales Outside the United States
Each underwriter has agreed that, notwithstanding anything herein to the contrary, it will not offer, sell or deliver any of the notes in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof. Each underwriter has acknowledged that no action has been taken to permit a public offering in any jurisdiction outside the United States where action would be required for such purpose. Accordingly, notwithstanding anything herein to the contrary, the notes may not be offered, sold or delivered, directly or indirectly, and neither this document nor any offering circular, prospectus, form of application, advertisement or other offering material may be distributed or published in any country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations and the underwriters have represented that all offers, sales and deliveries by them will be made on these terms.
European Economic Area
Prohibition of Sales to EEA Retail Investors – Each underwriter has represented and agreed that the notes may not be offered, sold or otherwise made available and it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purposes of this provision, the expression “retail investor” means a person who is one (or both) of the following:
(i)a retail client as defined in point (11) of Article 4(1) of Directive (EU) 2014/65 (as amended, “MiFID II”); or
(ii)a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.
Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation. For purposes of these provisions, “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
United Kingdom
This prospectus supplement and the accompanying prospectus have not been approved by an authorized person in the United Kingdom (the “UK”) and are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who (i) are outside the UK or (ii) are “qualified investors” as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”) who also (a) have professional experience in matters relating to investments (being investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (b) are persons falling within Article 43(2) of the Financial Promotion Order, (c) are persons falling within Article 49(2)(a) to (d) (among others, high net worth companies or unincorporated associations) of the Financial Promotion Order, or (d) are persons to whom an invitation or inducement to engage in investment activity within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Prohibition of Sales to UK Retail Investors – Each underwriter has represented and agreed that the notes may not be offered, sold or otherwise made available and it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the

UK. For the purposes of this provision, the expression “retail investor” means a person who is one (or both) of the following:
(i)not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or
(ii)not a qualified investor, as defined in paragraph 15 of Schedule 1 to the POATRs.
Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.
Other Regulatory Restrictions – Each underwriter has represented and agreed that:
(i)it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to us; and
(ii)it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the UK.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exception from the prohibition on offers of notes to the public under the POATRs.
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law of the UK by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “UK distributor”) should take into consideration the manufacturers’ target market assessment; however, a UK distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
Hong Kong
Each underwriter has agreed that the notes may not be offered or sold and it has not offered or sold and will not offer or sell the notes in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue and it has not issued or had in its possession for the purpose of issue and will not issue or have in its possession for the purpose of issue any advertisement, invitation or document relating to the notes (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Japan
Each underwriter has agreed that the notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) and each underwriter has agreed that it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement, the accompanying prospectus, any free writing prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes have not been circulated or distributed, nor will they be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

VALIDITY OF THE NOTES
The validity of the notes will be passed upon for us by Travonte Warren, Director and Assistant General Counsel of The Procter & Gamble Company, and with respect to matters of New York law, Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Mr. Warren may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP. Mr. Warren is an owner of shares of our common stock. Fried, Frank, Harris, Shriver & Jacobson LLP performs legal services for us and our subsidiaries from time to time.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this document the information we file with the SEC. This means that we can disclose important information by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement and accompanying prospectus from the date we file that document. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus and information that we file later with the SEC will automatically update and supersede this information. The following documents filed by the Company (File No. 1-434) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
•The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026 (including the portions of the Company’s Proxy Statement on Schedule 14A filed on August 28, 2026 that are incorporated by reference therein);
•The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2026; and
•The Company’s Current Reports on Form 8-K filed on July 29, 2026 (Item 5.02 only; SEC Accession No. 0000080424-26-000094) and October 16, 2026.
All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to selling all of the securities offered by this prospectus supplement and the accompanying prospectus, but excluding any information furnished to, rather than filed with, the SEC, shall be incorporated by reference herein and shall be deemed to be a part of this prospectus supplement and the accompanying prospectus from the dates of filing of such reports and documents.
WHERE YOU CAN FIND MORE INFORMATION
The Company will provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference in this prospectus supplement and accompanying prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
The Procter & Gamble Company
Attn: Investor Relations
One Procter & Gamble Plaza
Cincinnati, Ohio 45202
Telephone: +1 (513) 983-2414
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company has filed or will file with the SEC from the SEC’s public website at www.sec.gov.

You may also get a copy of these reports from our website at www.pg.com. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed above.
We have filed with the SEC a registration statement on Form S-3 with respect to the securities that we are offering through this prospectus supplement and the accompanying prospectus. This registration statement, together with all amendments, exhibits and documents incorporated by reference, is referred to as the “registration statement.” This prospectus supplement does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement.
You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS
The Procter & Gamble Company
Debt Securities

The Procter & Gamble Company may, from time to time, sell debt securities in one or more offerings pursuant to this prospectus. The specific terms of any debt securities to be offered will be provided in supplements to this prospectus, together with other terms and matters related to the offering. You should read this prospectus and any prospectus supplement carefully before you invest.
This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
The debt securities may be sold directly or through agents, underwriters or dealers.
Investing in debt securities involves risks. Please see “Risk Factors” on page 5 of this prospectus. In addition, you should consider the risk factors described in any accompanying prospectus supplement or any documents incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 15, 2026.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, The Procter & Gamble Company may, from time to time, sell in one or more offerings, debt securities.
This prospectus provides you with a general description of the debt securities that may be offered. Each time debt securities are sold, a prospectus supplement will be provided that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the debt securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.
You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”
In both this prospectus and any accompanying prospectus supplement, unless we otherwise specify or the context otherwise requires, references to:
•“Procter & Gamble,” “P&G,” the “Company,” “we,” “us,” and “our” are, except as otherwise indicated in the section captioned “Description of Debt Securities,” to The Procter & Gamble Company and its subsidiaries;
•“fiscal” followed by a specific year are to our fiscal year ended or ending June 30 of that year; and
•“U.S. dollars,” “dollars,” “U.S.$,” and “$” are to the currency of the United States of America.

THE COMPANY
The Procter & Gamble Company is a world-leading multinational consumer goods company focused on providing trusted, branded products of superior quality, performance and value to improve the lives of consumers around the world now and for generations to come. Our products are sold in about 180 countries and territories throughout the world. The Company was incorporated in Ohio in 1905, having first been established as a New Jersey corporation in 1890, and was built from a business founded in Cincinnati in 1837 by William Procter and James Gamble. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements included or incorporated by reference in this prospectus, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, changes in global interest rates and rate differentials, currency exchange or pricing controls and tariffs; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to successfully manage uncertainties related to changing political and geopolitical conditions and potential implications such as exchange rate fluctuations, market contraction, boycotts, variability and unpredictability in trade relations, sanctions, tariffs or other trade controls; (4) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (5) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, conflicts or acts of war, terrorism or disease outbreaks; (6) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials and costs of labor, transportation, energy, pensions and healthcare; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, cyber incidents, supply chain practices, social or environmental practices or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage demand, supply and operational challenges; (13) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving and more fragmented digital marketing and selling platform requirements and technological advances attained by, and patents granted to, competitors; (14) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; (16) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws, regulations, policies and related interpretations involving product liability, product and packaging composition, manufacturing processes, intellectual property, labor and employment, antitrust, privacy, cybersecurity, data protection and data transfers, artificial intelligence, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; (17) the ability to manage changes in applicable tax laws and regulations; and (18) the ability to continue delivering progress towards our environmental sustainability ambitions.
For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent Form 10-K, Form 10-Q and Form 8-K reports incorporated by reference herein.

RISK FACTORS
Investing in the debt securities to be offered pursuant to this prospectus involves certain risks. Before making a decision to invest in the debt securities, you should carefully consider the risks described under “Risk Factors” in our most recently filed Annual Report on Form 10-K and the other information set forth or incorporated by reference in this prospectus and any accompanying prospectus supplement. See “Incorporation of Certain Information By Reference” and “Where You Can Find More Information” below.

USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sales of debt securities offered by this prospectus for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES
This section describes the general terms and provisions of any debt securities that we may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the specific terms of that particular series and the extent to which the general terms and provisions apply to that particular series. In this section, references to “Procter & Gamble,” “we,” “our,” or “us” refer solely to The Procter & Gamble Company.
General
We expect to issue the debt securities under an indenture, dated as of September 3, 2009, between us and Deutsche Bank Trust Company Americas, as trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part. The following summaries of various provisions of the indenture are not complete. You should read the indenture for a more complete understanding of the provisions described in this section. The indenture itself, not this description or the description in the prospectus supplement, defines your rights as a holder of debt securities. Parenthetical section and article numbers in this description refer to sections and articles in the indenture.
The debt securities will be unsecured obligations of Procter & Gamble. The indenture does not limit the amount of debt securities that we may issue under the indenture. The indenture provides that we may issue debt securities from time to time in one or more series.
Terms of a Particular Series
Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:
•the title of the debt securities;
•any limit on the total principal amount of the debt securities;
•the date or dates on which the debt securities will mature;
•the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;
•the dates on which interest, if any, will be payable and the regular record dates for interest payments;
•any mandatory or optional sinking fund or similar provisions;
•any optional or mandatory redemption provisions, including the price at which, the periods within which, and the terms and conditions upon which we may redeem or repurchase the debt securities;
•the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder;
•the portion of the principal amount of the debt securities that will be payable upon acceleration of maturity, if other than the entire principal amount;
•provisions allowing us to defease the debt securities or certain restrictive covenants and certain events of default under the indenture;
•if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the debt securities;

•the U.S. federal income tax consequences and other special considerations applicable to any debt securities denominated in a currency or currencies other than United States dollars;
•any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities;
•if the debt securities will be issuable only in the form of a global security as described below, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;
•any deletions, modifications of or additions to the events of default or covenants contained in the indenture; and
•any other terms of the debt securities. (Section 301)
Payment of Principal, Premium and Interest
Unless otherwise indicated in the prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee at 1 Columbus Circle, 4th Floor, MS: NYC01-0417, New York, New York 10019. At our option, however, payment of interest may be made by:
•check mailed to the address of the person entitled thereto in whose name the debt security is registered at the close of business on the regular record date at the address in the security register; or
•wire transfer of immediately available funds to an account specified in writing to us and the trustee from any holder of debt securities prior to the relevant record date. (Sections 301, 305 and 1002)
Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day. (Section 113)
Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $2,000 or any multiple of $1,000. (Section 302) We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange. (Section 305)
Original Issue Discount Securities
Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for U.S. federal income tax purposes, and special rules may apply to debt securities which are considered to be issued as “investment units.” U.S. federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to “investment units” will be described in the applicable prospectus supplement.
Book-Entry Debt Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. (Sections 204 and 305)
Restrictive Covenants
In this section we describe the principal covenants that will apply to the debt securities unless the prospectus supplement for a particular series of debt securities states otherwise. We make use of several defined terms in this section. The definitions for these terms are located at the end of this section under “—Definitions Applicable to Covenants.”
Restrictions on Secured Debt
If we or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property of ours or any Domestic Subsidiary’s or on any shares of stock of any Domestic Subsidiary that owns a Principal Domestic Manufacturing Property, we will secure, or cause such Domestic Subsidiary to secure, the debt securities then outstanding equally and ratably with (or prior to) such Debt. However, we will not be restricted by this covenant if, after giving effect to the particular Debt so secured the total amount of all Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 15% of our and our consolidated subsidiaries’ Consolidated Net Tangible Assets.
In addition, the restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of the restriction, Debt secured by
(1)with respect to any series of debt securities, Mortgages existing on the date of the original issuance of the debt securities of such series;
(2)Mortgages on property of, or on any shares of stock of, any corporation existing at the time the corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with us or a Domestic Subsidiary;
(3)Mortgages in favor of us or a Domestic Subsidiary;
(4)Mortgages in favor of U.S., State or foreign governmental bodies to secure progress or advance payments;
(5)Mortgages on property or shares of stock existing at the time of their acquisition, including acquisition through merger or consolidation, purchase money Mortgages and construction or improvement cost Mortgages; and
(6)any extension, renewal or refunding of any Mortgage referred to in the immediately preceding clauses (1) through (5), inclusive. (Section 1004)
The indenture does not restrict the incurrence of unsecured debt by us or our subsidiaries.

Restrictions on Sales and Leasebacks
Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property, the completion of construction and commencement of full operation of which has occurred more than 180 days prior to the transaction, unless
•we or the Domestic Subsidiary could incur a lien on the property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities then outstanding, or
•we, within 180 days, apply to either (or a combination of) the investment in one or more other Principal Domestic Manufacturing Properties or the retirement of our Funded Debt an amount not less than the greater of (1) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (2) the fair market value of the Principal Domestic Manufacturing Property so leased, subject to credits for various voluntary retirements of Funded Debt.
This restriction will not apply to any sale and leaseback transaction
•between us and a Domestic Subsidiary,
•between Domestic Subsidiaries, or
•involving the taking back of a lease for a period of less than three years. (Section 1005)
Definitions Applicable to Covenants
The term “Attributable Debt” means the lesser of (1) the fair market value of the Principal Domestic Manufacturing Property sold and leased back at the time of entering into a sale and leaseback transaction and (2) the total net amount of rent, discounted at 10% per annum compounded annually, required to be paid during the remaining term of any lease.
The term “Consolidated Net Tangible Assets” means our total assets, less net goodwill and other intangible assets, less total current liabilities, all as described on our and our consolidated subsidiaries’ most recent balance sheet and calculated based on positions as reported in our consolidated financial statements in accordance with generally accepted accounting principles.
The term “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.
The term “Domestic Subsidiary” means any of our subsidiaries except a subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing our and our subsidiaries’ operations outside the United States.
The term “Funded Debt” means Debt having a maturity of more than 12 months from its date of creation.
The term “Mortgage” means pledges, mortgages and other liens.
The term “Principal Domestic Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising a part of the land) used primarily for manufacturing or processing, located in the United States, owned or leased by us or one of our subsidiaries and having a gross book value in excess of 1.0% of Consolidated Net Tangible Assets. However, the term “Principal Domestic Manufacturing Property” does not include any facility or portion of a facility (1) which is financed by obligations the interest on which is exempt from U.S. federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any predecessor or successor provision thereof), or (2) which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety. (Section 101)
Events of Default
Any one of the following are events of default under the indenture with respect to debt securities of any series:
(1)our failure to pay principal of or premium, if any, on any debt security of that series when due;
(2)our failure to pay any interest on any debt security of that series when due, continued for 30 days;
(3)our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;
(4)our failure to perform any other of our covenants in the indenture which affects or is applicable to the debt securities of that series, other than a covenant included in the indenture solely for the benefit of other series of debt securities, continued for 90 days after written notice as provided in the indenture;
(5)certain events involving bankruptcy, insolvency or reorganization; and
(6)any other event of default provided with respect to debt securities of that series. (Section 501)
If an event of default with respect to outstanding debt securities of any series shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 502) For information as to waiver of defaults, see the section below entitled “Modification and Waiver.”
A prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and its continuation.
During default, the trustee has a duty to act with the required standard of care. Otherwise, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. (Section 603) If the provisions for indemnification of the trustee have been satisfied, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 512)
We will furnish to the trustee annually a certificate as to our compliance with all conditions and covenants under the indenture. (Section 1007)

Defeasance
The prospectus supplement will state if any defeasance provision will apply to the debt securities. Defeasance refers to the discharge of some or all of our obligations under the indenture.
Defeasance and Discharge
We will be discharged from any and all obligations in respect of the debt securities of any series if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable.
If we defease a series of debt securities, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for
•the rights of holders to receive from the trust funds payment of principal, premium and interest on the debt securities,
•our obligation to register the transfer or exchange of debt securities of the series,
•our obligation to replace stolen, lost or mutilated debt securities of the series,
•our obligation to maintain paying agencies,
•our obligation to hold monies for payment in trust, and
•the rights of holders to benefit, as applicable, from the rights, powers, trusts, duties and immunities of the trustee.
We may defease a series of debt securities only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 403)
Defeasance of Covenants and Events of Default
We may omit to comply with the covenants described above under “Restrictions on Secured Debt” (Section 1004) and “Restrictions on Sales and Leasebacks” (Section 1005), and the failure to comply with these covenants will not be deemed an event of default (Section 501(4)), if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable. Our obligations under the indenture and the debt securities of the series will remain in full force and effect, other than with respect to the defeased covenants and related events of default.
We may defease the covenants and the related events of default described above only if, among other things, we have delivered to the trustee an opinion of counsel, who may be our employee or counsel, to the effect that the holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance of the covenants and events of default, and the holders and beneficial owners of the debt securities of the series will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. (Section 1006)

If we choose covenant defeasance with respect to the debt securities of any series as described above and the debt securities of the series are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (4) under “Events of Default,” the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of the series at the time of their stated maturity. The amount on deposit with the trustee may not be sufficient to pay amounts due on the debt securities of the series at the time of the acceleration resulting from the event of default. However, we will remain liable for these payments.
Modification and Waiver
Procter & Gamble and the trustee may make modifications of and amendments to the indenture if the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment consent to the modification or amendment.
However, the consent of the holder of each debt security affected will be required for any modification or amendment that
•changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,
•reduces the principal amount of, or the premium, if any, or interest, if any, on, any debt security,
•reduces the amount of principal of an original issue discount security payable upon acceleration of the maturity of the security,
•changes the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security,
•impairs the right to institute suit for the enforcement of any payment on any debt security, or
•reduces the percentage in principal amount of debt securities of any series necessary to modify or amend the indenture or to waive compliance with various provisions of the indenture or to waive various defaults. (Section 902)
Without the consent of any holder of debt securities, we and the trustee may make modifications or amendments to the indenture in order to
•evidence the succession of another person to us and the assumption by that person of the covenants in the indenture,
•add to the covenants for the benefit of the holders,
•add additional events of default,
•permit or facilitate the issuance of securities in bearer form or uncertificated form,
•add to, change, or eliminate any provision of the indenture in respect of a series of debt securities to be created in the future,
•secure the securities as required by “—Restrictive Covenants-Restrictions on Secured Debt,”
•establish the form or terms of securities of any series,
•evidence the appointment of a successor trustee, or

•cure any ambiguity, correct or supplement any provision which may be inconsistent with another provision, or make any other provision, provided that any action may not adversely affect the interests of holders of debt securities in any material respect. (Section 901)
The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us with various restrictive provisions of the indenture. (Section 1008)
The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default with respect to that series, except
•a default in the payment of the principal of or premium, if any, or interest on any debt security of that series, or
•a default in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series that would be affected. (Section 513)
Consolidation, Merger and Sale of Assets
If the conditions below are met, we may, without the consent of any holders of outstanding debt securities:
•consolidate or merge with or into another entity, or
•transfer or lease our assets as an entirety to another entity.
We have agreed that we will engage in a consolidation, merger or transfer or lease of assets as an entirety only if
•either we are the surviving entity or the entity formed by the consolidation or into which we are merged or which acquires or leases our assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and assumes our obligations on the debt securities and under the indenture,
•after giving effect to the transaction no event of default would have happened and be continuing, and
•various other conditions are met. (Article Eight)
Regarding the Trustee
Deutsche Bank Trust Company Americas is the trustee under the indenture. In addition, affiliates of Deutsche Bank Trust Company Americas may perform various commercial banking and investment banking services for Procter & Gamble and its subsidiaries from time to time in the ordinary course of business.

PLAN OF DISTRIBUTION
General
We may sell debt securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers.
A prospectus supplement relating to a particular offering of debt securities may include the following information:
•the terms of the offering,
•the names of any underwriters or agents,
•the purchase price of the securities,
•the net proceeds from the sale of the securities,
•any delayed delivery arrangements,
•any underwriting discounts and other items constituting underwriters’ compensation,
•any initial public offering price, and
•any discounts or concessions allowed or reallowed or paid to dealers.
The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
Underwriting Compensation
In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.
Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and any profit that they receive on the resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us.
Indemnification
We may enter agreements under which underwriters and agents who participate in the distribution of debt securities may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.
Related Transactions
Various of the underwriters who participate in the distribution of debt securities, and their affiliates, may perform various commercial banking and investment banking services for us from time to time in the ordinary course of business.

Delayed Delivery Contracts
We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.
No Established Trading Market
The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell debt securities for public offering and sale may make a market in the securities but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.
Price Stabilization and Short Positions
If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering, i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement, the representatives of the underwriters may reduce that short position by purchasing securities in the open market.
We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL OPINIONS
In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for The Procter & Gamble Company by Travonte Warren, Director and Assistant General Counsel or any Counsel, Senior Counsel or Assistant General Counsel of the Company, and with respect to matters of New York law, by Fried, Frank, Harris, Shriver & Jacobson LLP. In addition, the validity of those securities may be passed upon for any underwriters or agents by Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters. Mr. Warren or other counsel for the Company may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters. Mr. Warren is an owner of shares of common stock of the Company. Fried, Frank, Harris, Shriver & Jacobson LLP performs legal services for the Company from time to time.
EXPERTS
The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended June 30, 2026, and the effectiveness of the Procter & Gamble Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this document the information which Procter & Gamble filed with the SEC. This means that we can disclose important information by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. The information incorporated by reference is an important part of this prospectus and information that Procter & Gamble files later with the SEC will automatically update and supersede this information. The following documents filed by the Company (File No. 1-434) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
•The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, (including the portions of the Company’s Proxy Statement on Schedule 14A filed on August 28, 2026 that are incorporated by reference therein) and;
•The Company’s Current Report on Form 8-K filed on July 29, 2026 (Item 5.02 only; SEC Accession No. 0000080424-26-000094).
All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prospectus and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the SEC, shall be incorporated by reference herein and shall be deemed to be a part of this prospectus from the dates of filing of such reports and documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and prospectus to the extent that a statement contained in any subsequent prospectus or prospectus supplement hereunder or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or prospectus. All documents incorporated by reference into the Form S-3 of which this prospectus is a part are also incorporated by reference, unless the information therein is superseded by a later filing.

WHERE YOU CAN FIND MORE INFORMATION
The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
The Procter & Gamble Company
Attn: Investor Relations
One Procter & Gamble Plaza
Cincinnati, Ohio 45202
Telephone: (513) 983-2414
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company has filed or will file with the SEC from the SEC’s public website at www.sec.gov.
You may also get a copy of these reports from our website at www.pg.com. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed above.
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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The Procter & Gamble Company
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Joint Book-Running Managers

Citigroup
Deutsche Bank
Goldman Sachs & Co. LLC
HSBC
Morgan Stanley

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